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[LETTERHEAD]

November 27, 1995

Gail Gaumer

Dear Gail:

As you know, Baxter has announced that it will create two companies from its current structure, a Global medical technology company and a health cost management company. As a key manager of what will become a health cost management company, you are very important to the success of this transition and to its future.

Over the next several months, it is critical that we continue through you and your people, to keep focused on the strategies that we have put in place over the past two years. We need you to focus on customer requirements, operational effectiveness and maintain the values we have shared to assure that this new company is successful, and the transition is as smooth as possible. Results for 1996, that we have committed to, are important both to Baxter and our new company.

Because you are important to this transition and helping to create a new company, we want to put in place a special incentive for you, equal to your base salary in effect on November 28, 1995. This amount will be paid to you, three months following the official separation of the new company from Baxter, as long as you have not voluntarily resigned, been terminated for cause, or accepted a position with a unit that will be a part of the new Baxter company.

Joe Damico and I hope we can count on your support and commitment to the exciting new opportunity ahead of us. If you accept this offer and challenge, please sign below and return a copy of this letter to me.


/s/ Lester B. Knight

Lester B. Knight

    Signature:     /s/ Gail Gaumer
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    Date:          November 28,1995
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